As filed with the Securities and Exchange Commission on March 23, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-3

Registration Statement Under

The Securities Act of 1933

COMMUNITY BANK SHARES OF INDIANA, INC.

(Exact name of registrant as specified in its charter)

Indiana	35-1938254
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

101 West Spring Street

New Albany, Indiana 47150

(812) 944-2224

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul A. Chrisco, Chief Financial Officer

Community Bank Shares of Indiana, Inc.

101 West Spring Street

New Albany, Indiana 47150

(812) 944-2224

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

J. David Smith, Jr., Esq.

Richard H. Mains, Esq.

Stoll Keenon Ogden PLLC

300 West Vine Street, Suite 2100

Lexington, KY  40507

(859) 231-3000

From time to time after this registration statement becomes effective.

(Approximate date of commencement of proposed sale to public)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit (1)(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee
Common stock, $0.10 par value	1,120,950 shares	$27.50	$30,826,125	$3,582

(1)          All of the shares of Community Bank Shares of Indiana, Inc. common stock covered by this registration statement are being offered by selling shareholders. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other similar transactions.

(2)          Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of Community Bank Shares of Indiana, Inc.’s common stock as reported on the NASDAQ Capital Market on March 19, 2015.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission relating to these securities is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 23, 2015

PROSPECTUS

COMMUNITY BANK SHARES OF INDIANA, INC.

1,120,950 Shares of Common Stock

This prospectus relates to the offer and sale by the selling shareholders identified in this prospectus, and any of their pledges, donees, transferees or other successors in interest, of up to an aggregate of 1,120,950 shares of Community Bank Shares of Indiana, Inc. common stock, $0.10 par value per share, issued to the selling shareholders in a private placement described in this prospectus. In this prospectus, we sometimes refer to the shares of common stock offered by the selling shareholders pursuant to this prospectus as the “Offering Shares.”

We are registering the offer and sale of the Offering Shares to permit the selling shareholders to sell the Offering Shares from time to time through ordinary brokerage transactions or through any other means described in this prospectus. The price at which the selling shareholders may sell their Offering Shares will be determined by the prevailing market price for our common stock or in negotiated transactions. We will not receive any proceeds from the sale of the Offering Shares by the selling shareholders, but we are bearing the expenses of registration.

Our common stock is traded on the NASDAQ Capital Market under the symbol “CBIN.” On March 19, 2015, the last reported sale price of our common stock as reported on the NASDAQ Capital Market was $27.60  per share. You are urged to obtain current quotations of the price of our common stock.

Investing in the Offering Shares involves risks. Before buying any Offering Shares, you should carefully consider the risk factors discussed in the “Risk Factors” section beginning on page 5 of this prospectus and in our periodic reports and other information we file with the Securities and Exchange Commission.

The Offering Shares are our equity securities. They are not deposits, savings accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated March 23, 2015.

Our executive offices are located at 101 West Spring Street, New Albany, Indiana 47150.  Our telephone number is (812) 944-2224.  Our website is www.yourcommunitybank.com.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling shareholders may sell from time to time, in one or more offerings, the common stock covered by this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by any of the selling shareholders. The supplement also may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in the prospectus supplement. We recommend that you carefully read both this prospectus and any supplement; especially the section entitled “Risk Factors” beginning on page 5 of this prospectus, before making a decision to invest in the Offering Shares. You should also carefully read the additional information and documents described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with any different or additional information, you should not rely on it.

This prospectus is not an offer to sell, or a solicitation of an offer to buy, the Offering Shares in any jurisdiction where the offer or sale is not permitted.

Regardless of the time of delivery of this prospectus or any applicable prospectus supplement, you should assume that the information contained in such document is accurate only as of the date on its front cover and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus or any applicable prospectus supplement.

Unless we indicate otherwise, references to “we,” “our,” “us,” “the Company” and “Community” are to Community Bank Shares of Indiana, Inc. and its subsidiaries on a consolidated basis.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements about the financial conditions, results of operations, earnings outlook and prospects of Community. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions which identify these forward-looking statements.  These words appear in a number of places in this prospectus (and the documents to which we refer you in this prospectus) and include, but are not limited to, all statements relating directly or indirectly to future financial performance, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers.

The forward-looking statements involve certain risks and uncertainties. Our ability to predict results or the actual effects of our plans and strategies is subject to inherent uncertainty. Factors that may cause actual events or results to differ materially from such forward-looking statements include those set forth under “Risk Factors” included elsewhere in this prospectus, as well as, among others, the following:

•                  those discussed and identified in public filings with the SEC made by Community;

•                  our ability to successfully integrate the operations of First Federal Savings Bank of Elizabethtown, Inc. and First Financial Service Corporation, which we acquired on January 1, 2015, with our operations, and to retain depositors and other customers of First Federal Savings Bank;

•                  our ability to realize the anticipated cost savings, synergies and other financial benefits from the acquisition of First Federal Savings Bank of Elizabethtown, Inc. and First Financial Service Corporation within the budget and time frame we anticipate;

•                  changes in asset quality and credit risk and risks associated with concentrations in real estate related loans;

•                  changes in interest rates and capital markets and the value of securities held;

•                  increased competition from other financial and non-financial institutions;

•                  the impact of technological advances on the banking industry;

•                  the impact, extent and timing of actions of the Federal Reserve Board and federal and state banking regulators, and legislative and regulatory actions and reforms, including those associated with the Dodd-Frank Act Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”).

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Many of the factors that will determine our results are beyond our ability to control or predict. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus and the documents incorporated by reference in this prospectus.

Community Bank Shares of Indiana, Inc.

General.  We were incorporated in December 1994 in the state of Indiana and are a bank holding company headquartered in New Albany, Indiana.  Our two wholly-owned banking subsidiaries are Your Community Bank and The Scott County State Bank (“Scott County Bank”) (Your Community Bank and Scott County Bank are at times collectively referred to as the “banks”).  Additionally, we own a captive insurance company, CBIN Insurance, Inc., which issues policies to the banks.  In 2004 and 2006, we issued floating rate subordinated debentures through two trusts we formed but did not consolidate with us, and our financial statements reflect the subordinated debt issued by us to these trusts.

Your Community Bank was incorporated in the state of Indiana in December 1996.  Your Community Bank is headquartered in New Albany, Indiana and is primarily engaged in the business of accepting demand, savings and time deposits and providing consumer and commercial loans to the general public in Southern Indiana and Kentucky.  Your Community Bank is state chartered and is regulated by the Indiana Department of Financial Institutions, by the FDIC, and the Kentucky Department of Financial Institutions (with respect to its Kentucky branches).  Your Community Bank has three wholly-owned subsidiaries to manage its investment portfolio.

Scott County Bank was incorporated in the state of Indiana in February 1982.  Scott County Bank is headquartered in Scottsburg, Indiana and is primarily engaged in the business of accepting demand, savings and time deposits and providing consumer and commercial loans to the general public in Southern Indiana.  Scott County Bank is state chartered, is regulated by the Indiana Department of Financial Institutions and is a member of the Federal Reserve System.

Our main offices are located at 101 West Spring Street, New Albany, Indiana 47150 and our phone number is (812) 944-2224.

Recent Acquisition.  Effective January 1, 2015 we completed our acquisition of First Financial Service Corporation, a Kentucky corporation and bank holding company (“First Financial”) through a statutory share exchange under an agreement and plan of share exchange we entered into with First Financial on April 21, 2014.  Immediately following the share exchange, First Financial merged with and into us and its wholly-owned subsidiary, First Federal Savings Bank of Elizabethtown, Inc., merged with and into Your Community Bank.

Marketing Focus and Business Strategy.  Our current business strategy is to operate well-capitalized, profitable and independent community banks that have a significant presence in their primary market area.  Community’s growth strategy is focused on expansion through organic growth within its market areas, including internal growth and branch expansion.  The banks offer traditional deposit, loan and non-deposit investment products for commercial and consumer purposes.

The banks’ primary market area consist of Floyd, Clark and Scott counties in Southern Indiana and Fayette, Jefferson and Nelson counties in Kentucky, with a focus on the Louisville, Kentucky Standard Metropolitan Statistical Area, which has a population in excess of 1.2 million.  With the recent acquisition of First Federal Savings Bank of Elizabethtown, Inc., Your Community Bank’s market area has increased to include Bullitt, Hart, Hardin and Meade counties within Kentucky.

As part of our operations, we regularly evaluate the potential acquisition of, and hold discussions with, various financial institutions eligible for bank holding company ownership or control. As a general rule, we expect to publicly announce material transactions when a definitive agreement has been reached.

Banking Services.  The banks offer a full range of commercial and personal loans including secured and unsecured business loans of various terms to local businesses and professional organizations; consumer loans including home equity lines of credit, automobile and recreational vehicles, construction, and loans secured by deposit accounts; and residential real estate loans.  The banks originate government guaranteed loans and conventional secondary market loans which are sold with the servicing released.

The banks offer a full range of deposit services and products that include interest-bearing and non-interest-bearing checking accounts, commercial accounts, savings and money market accounts, as well as certificates of deposit and individual retirement accounts (IRAs).  The banks solicit these accounts from individuals, businesses and other professional organizations.  These accounts are tailored to meet the needs in the banks’ principal market areas at rates competitive to those offered in the respective market areas.  All deposit accounts are insured by the FDIC up to the maximum amount allowed by law (subject to aggregation rules).

The banks offer debit card services, online banking, mobile banking, safe deposit boxes, cashier’s checks, banking by mail and direct deposit.  The banks are associated with an Automated Teller Machines (“ATMs”) network that is convenient for and offered free to its customers.  The banks are committed to providing customers with the latest technological products and services and meeting the challenges relating to such technology.

In addition to its main office in New Albany, Your Community Bank has forty-one (41) banking locations with twelve (12) additional ATM only locations and Scott County Bank has four (4) banking locations with two (2) additional ATM only locations. Your Community Bank has six wholly-owned, non-bank subsidiaries and Scott County Bank has two wholly-owned, non-bank subsidiaries.

Additional Information.  Additional information about Community and its subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information.”

The Offering

We are registering the offer and sale of the shares of our common stock covered by this prospectus (referred to as the “Offering Shares”) to satisfy registration rights we have granted in connection with our private placement (“registration rights agreements”), which is described below under the heading “Underlying Transaction.” Registration of the Offering Shares does not necessarily mean that the selling shareholders will offer for sale all or any portion of the Offering Shares.

We have agreed to bear the expenses of registering the Offering Shares under federal and state securities laws. All securities sold pursuant to this prospectus will be offered and sold by the selling shareholders, although the selling shareholders are not obligated to sell any of the Offering Shares. We are not selling any of the Offering Shares, and we will not receive any proceeds from the sale of the Offering Shares offered under this prospectus.

Underlying Transaction

As part of (and contemporaneous with) our acquisition of First Financial, we consummated the issuance and sale of a total of 1,120,950 shares of common stock (that is, the Offering Shares) in a private placement exempt from the registration requirements of the Securities Act. This transaction is referred to in this prospectus as the “private placement.” The purchase price for the Offering Shares in the private placement was $22.33 per share, resulting in a total purchase price of $25.0 million. After payment of the placement fee to the investment bank and expenses of the offering, the private placement raised approximately $23.6 million of new capital for us.  The capital raised was in the form of $19.4 million in cash and approximately $4.47 million of value resulting from 3,309 shares of First Financial Series A preferred stock that was exchanged for 200,000 shares of our common stock and subsequently canceled.  The Offering Shares were issued and sold by us (contemporaneous with the acquisition of First Financial) pursuant to subscription agreements we entered into with a limited number of accredited institutional investors on April 21, 2014.

Plan of Distribution

The selling shareholders may sell the Offering Shares through agents or dealers, directly to one or more individuals, institutional or other purchasers or through any combination of these methods of sale. The distribution of the Offering Shares may be effected in one or more transactions at fixed prices, at market prices prevailing at the time of sale or at negotiated prices. See “Plan of Distribution” beginning on page 18 of this prospectus.

Risk Factors

Prior to making an investment decision, a prospective purchaser should consider all of the information set forth in this prospectus or incorporated by reference herein and should evaluate the statements set forth in the “Risk Factors” section beginning on the next page of this prospectus.

RISK FACTORS

Purchasing our common stock involves risks.  In addition to the risk factors below, please see the “Risk Factors” section in our most recent Annual Report on Form 10-K, along with any risk factor disclosure contained in our subsequent periodic reports, which are incorporated by reference into this prospectus, as updated by our future filings with the SEC.  The following are risks which could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in partial or complete loss of your investment.  You should carefully consider each of the following factors and all of the information in this prospectus before purchasing any of our common stock.

Industry Risk Factors

Economic Conditions.  Our success depends, to a certain extent, upon economic or political conditions, local and national, as well as governmental monetary policies. Conditions such as recession, unemployment, changes in interest rates, inflation, money supply and other factors beyond our control may adversely affect our asset quality, deposit levels and loan demand and, therefore, our earnings. Because the Company has a significant amount of commercial real estate loans, decreases in real estate values could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. In addition, substantially all of our loans are to individuals and businesses in our market area. Consequently, any economic decline in our primary market areas, which include southern Indiana and Louisville, Lexington and Elizabethtown, Kentucky, could have an adverse impact on our earnings.

Enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the promulgation of regulations thereunder could significantly increase our compliance and operating costs or otherwise have a material and adverse effect on the Company’s financial position, results of operations, or cash flows.  Government efforts to strengthen the U.S. financial system have resulted in the imposition of additional regulatory requirements, including expansive financial services regulatory reform legislation.  Dodd-Frank sets out sweeping regulatory changes.  Changes imposed by Dodd-Frank include, among others: (i) new requirements on banking, derivative and investment activities, including modified capital requirements, the repeal of the prohibition on the payment of interest on business demand accounts, and debit card interchange fee requirements; (ii) corporate governance and executive compensation requirements; (iii) enhanced financial institution safety and soundness regulations, including increases in assessment fees and deposit insurance coverage; and (iv) the establishment of new regulatory bodies, such as the Bureau of Consumer Financial Protection.  Many of the requirements of Dodd-Frank are still being implemented and will not become fully effective for several years.

Current and future legal and regulatory requirements, restrictions and regulations, including those imposed under Dodd-Frank, may adversely impact our profitability and may have a material and adverse effect on our business, financial condition, and results of operations.  These requirements, restrictions and regulations may require us to invest significant management attention and resources to evaluate and make any changes required by the legislation and accompanying rules and may make it more difficult for us to attract and retain qualified executive officers and employees.

Changes in the laws, regulations and policies governing financial services companies could alter our business environment and adversely affect our operations.  The Board of Governors of the Federal Reserve System regulates the supply of money and credit in the United States. Its fiscal and monetary policies determine in a large part our cost of funds for lending and investing and the return that can be earned on those loans and investments, both of which affect our net interest margin. Federal Reserve

Board policies can also materially affect the value of financial instruments that we hold, such as debt securities.

We, along with our subsidiaries, are heavily regulated at the federal and state levels. This regulation is to protect depositors, federal deposit insurance funds and the banking system as a whole.  Congress and state legislatures and federal and state agencies continually review banking laws, regulations and policies for possible changes. Changes in statutes, regulations or policies could affect us in substantial and unpredictable ways, including limiting the types of financial services and products that we offer and/or increasing the ability of non-banks to offer competing financial services and products. We cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it or any regulations would have on our financial condition or results of operations.

The financial services industry is highly competitive, and competitive pressures could intensify and adversely affect our financial results. We operate in a highly competitive industry that could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. We compete with other commercial banks, savings and loan associations, mutual savings banks, finance companies, mortgage banking companies, credit unions and investment companies. In addition, technology has lowered barriers to entry and made it possible for non-banks to offer products and services traditionally provided by banks. Many of our competitors have fewer regulatory constraints and some have lower cost structures. Also, the potential need to adapt to industry changes in information technology systems, on which we and the financial services industry are highly dependent, could present operational issues and require capital spending.

Changes in consumer use of banks and changes in consumer spending and saving habits could adversely affect our financial results.  Technology and other changes now allow many consumers to complete financial transactions without using banks. For example, consumers can pay bills and transfer funds directly without going through a bank. This “disintermediation” could result in the loss of fee income, as well as the loss of customer deposits and income generated from those deposits. In addition, changes in consumer spending and saving habits could adversely affect our operations, and we may be unable to timely develop competitive new products and services in response to these changes that are accepted by new and existing customers.

Risks associated with unpredictable economic and political conditions may be amplified as a result of our limited market area. Commercial banks and other financial institutions are affected by economic and political conditions, both domestic and international, and by governmental monetary policies. Conditions such as inflation, value of the dollar, recession, unemployment, high interest rates, short money supply, scarce natural resources, international disorders, terrorism and other factors beyond our control may adversely affect profitability. In addition, the greater portion of our primary business area is located in the Louisville, Kentucky metropolitan statistical area. A significant downturn in this regional economy may result in, among other things, deterioration in our credit quality or a reduced demand for credit and may harm the financial stability of our customers. Due to the regional market area, these negative conditions may have a more noticeable effect on us than would be experienced by an institution with a larger, more diverse market area.

Changes in the domestic interest rate environment could reduce our net interest income.  Interest rate volatility could significantly harm our business. Our results of operations are affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. A significant component of earnings is net interest income, which is the difference between the income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect earnings if market interest rates change such that the interest we pay on deposits and borrowings increases faster than the interest we collect on loans and investments. Consequently, along with other financial institutions generally, we are sensitive to interest rate fluctuations.

Company Risk Factors

Our allowance for loan losses may not be adequate to cover actual losses.  Like all financial institutions, we maintain an allowance for loan losses to provide for probable incurred losses due to loan defaults, non-performance, and other qualitative factors. Our allowance for loan losses is based on our historical loss experience as well as an evaluation of the risks associated with our loan portfolio, including the size and composition of the loan portfolio, loan portfolio performance, fair value of collateral securing the loans, current economic conditions and geographic concentrations within the portfolio. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect its financial results.

We may suffer losses in our loan portfolio despite our underwriting practices.  Our results of operations are significantly affected by the ability of borrowers to repay their loans. Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is historically small, but if nonpayment levels are greater than anticipated, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected. No assurance can be given that our underwriting practices or monitoring procedures and policies will reduce certain lending risks. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our stockholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect profitability. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans.

Our loan portfolio is predominantly secured by real estate and thus we have a higher degree of risk from a downturn in our real estate markets.  A further downturn in our real estate markets could hurt our business because many of our loans are secured by real estate.  Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. Substantially all of our real estate collateral is located in Southern Indiana, Scottsburg, Indiana, and Lexington, Louisville and Bardstown, Kentucky. If real estate values, including values of land held for development, continue to decline, the value of real estate collateral securing our loans could be significantly reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and we would be more likely to suffer losses on defaulted loans. Commercial real estate loans typically involve large balances to single borrowers or group of related borrowers. Since payments on these loans are often dependent on the successful operation or management of the properties, as well as the business and financial condition of the borrower, repayment of such loans may be subject to adverse conditions in the real estate market, adverse economic conditions or changes in applicable government regulations.

Additional risks associated with our construction loan portfolio include failure of contractors to complete construction on a timely basis or at all, market deterioration during construction, cost overruns and failure to sell or lease the security underlying the construction loans so as to generate the cash flow anticipated by our borrower. Declines in real estate values, coupled with the current economic downturn and an associated increase in unemployment, may result in higher than expected loan delinquencies or problem assets, a decline in demand for our products and services, or a lack of growth or decrease in deposits, which may cause us to incur losses, adversely affect our capital or hurt our business.

We may incur losses in our investments portfolio.  Our investment portfolio is comprised of state and municipal securities, residential mortgage-backed agencies issued by U.S. Government sponsored entities securities, mutual funds, and U.S. Government sponsored entities and agencies.  We must evaluate these securities for other-than-temporary impairment loss (“OTTI”) on a periodic basis.  We may need to record OTTI charges in our investments in the future should the issuers of those securities experience financial difficulties.  Any future OTTI charges could significantly impact our earnings.

Maintaining or increasing our market share may depend on lowering prices and market acceptance of new products and services. Our success depends, in part, on our ability to adapt our products and services to evolving industry standards. There is increasing pressure to provide products and services at lower prices. Lower prices can reduce our net interest margin and revenues from our fee-based products and services. In addition, the widespread adoption of new technologies, including internet services, could require us to make substantial expenditures to modify or adapt our existing products and services. Also, these and other capital investments in our businesses may not produce expected growth in earnings anticipated at the time of the expenditure. We might not be successful in introducing new products and services, achieving market acceptance of its products and services, or developing and maintaining loyal customers.

Because the nature of the financial services business involves a high volume of transactions, we face significant operational risks. Operational risk is the risk of loss resulting from our operations, including, but not limited to, the risk of fraud by employees or persons outside of the Company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of the internal control system and compliance requirements and business continuation and disaster recovery. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. In the event of a breakdown in the internal control system, improper operation of systems or improper employee actions, we could suffer financial loss, face regulatory action and suffer damage to its reputation.

Acquisitions and the addition of branch facilities may not produce revenue enhancements or cost savings at levels or within timeframes originally anticipated and may result in unforeseen integration difficulties.  We regularly explore opportunities to establish branch facilities and acquire other banks or financial institutions.  New or acquired branch facilities and other facilities may not be profitable. We may not be able to correctly identify profitable locations for new branches. The costs to start up new branch facilities or to acquire existing branches, and the additional costs to operate these facilities, may increase our noninterest expense and decrease earnings in the short term. It may be difficult to adequately and profitably manage growth through the establishment of these branches. In addition, we can provide no assurance that these branch sites will successfully attract enough deposits to offset the expenses of operating these branch sites. Any new or acquired branches will be subject to regulatory approval, and there can be no assurance that we will succeed in securing such approvals.

We acquired First Financial on January 1, 2015.  We may have difficulty in integrating First Financial or other acquired companies which may cause us not to realize expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits. The integration could result in higher than expected deposit attrition (run-off), loss of key employees, disruption of our business or the business of the acquired company, or otherwise adversely affect our ability to maintain relationships with customers and employees or achieve the anticipated benefits of the acquisition. Also, the negative effect of any divestitures required by regulatory authorities in acquisitions or business combinations may be greater than expected.  Additionally, the acquisition of First Financial significantly increases the size of the Company as well as our level of non-performing assets.  The success of the acquisition will depend, in part, to our ability to reduce the level of non-performing assets.

Our business could suffer if we fail to attract and retain skilled people.  Our success depends, in large part, on our ability to attract and retain key people. Competition can be intense for the best people in most activities in which we engage. We may not be able to hire the best people or to keep them.

Significant legal actions could subject us to substantial uninsured liabilities.  We are from time to time subject to claims related to our operations. These claims and legal actions, including supervisory actions by our regulators, could involve large monetary claims and significant defense costs. To protect us from the cost of these claims, we maintain insurance coverage in amounts and with deductibles that we believe are appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost. As a result, we may be exposed to substantial uninsured liabilities, which could adversely affect our results of operations and financial condition.

We are exposed to risk of environmental liability when we take title to properties.  In the course of our business, we may foreclose on and take title to real estate. As a result, we could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, if we are the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we become subject to significant environmental liabilities, our financial condition and results of operations could be adversely affected.

There is a limited trading market for our stock and you may not be able to resell your shares at or above the price you paid for them.  The price of the common stock purchased may decrease significantly. Although our common stock is quoted on the Nasdaq Capital Market under the symbol “CBIN”, trading activity in the stock historically has been sporadic. A public trading market having the desired characteristics of liquidity and order depends on the presence in the market of willing buyers and sellers at any given time. The presence of willing buyers and sellers depends on the individual decisions of investors and general economic conditions, all of which are beyond our control.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.  Liquidity is essential to our business.  An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a material adverse effect on our liquidity.  Our access to funding sources in amounts adequate to finance our activities could be impaired by factors that affect us specifically or the financial services industry in general.  Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity due to a market downturn or adverse regulatory action against us.  Our ability to acquire deposits or borrow could also be impaired by factors that are not specific to us, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry as a whole.

Our status as a holding company makes us dependent on dividends from our subsidiaries to meet our obligations.  We are a bank holding company and conduct almost all of our operations through Your Community Bank, Scott County Bank, and CBIN Insurance, Inc.  We do not have any significant assets other than cash and the stock of Your Community Bank, Scott County Bank, and CBIN Insurance, Inc.  Accordingly, we depend on dividends from our subsidiaries to meet our obligations and obtain revenue.

Our right to participate in any distribution of earnings or assets of our subsidiaries is subject to the prior claims of creditors of such subsidiaries.  Under federal and state law, our bank subsidiaries are limited in the amount of dividends they may pay to us without prior regulatory approval.  The Banks must maintain sufficient capital and liquidity and be in compliance with other general regulatory restrictions.  Bank regulators have the authority to prohibit the subsidiary banks from paying dividends if the bank regulators determine the payment would be an unsafe and unsound banking practice.  As of December 31, 2014, our subsidiaries had the ability to pay us dividends of $2.5 million without prior regulatory approval.  CBIN Insurance, Inc. cannot pay dividends until 2015.

The FDIC’s restoration plan and the related increased assessment rate could affect our earnings.  As a result of a series of financial institution failures and other market developments, the deposit insurance fund, or DIF, of the FDIC has been significantly depleted and reduced the ratio of reserves to insured deposits.  In response to the recent economic conditions and the enactment of the Dodd-Frank Act, the FDIC has increased the deposit insurance assessment rates and thus raised deposit premiums for insured depository institutions.  If these increases are insufficient for the DIF to meet its funding requirements, further special assessments or increases in deposit insurance premiums may be required which we may be required to pay.  We are generally unable to control the amount of premiums that we are required to pay for FDIC insurance.  If there are additional bank or financial institution failures or if the FDIC otherwise determines, we may be required to pay higher FDIC premiums.  Any future additional assessments, increases or required prepayments in FDIC insurance premiums may materially adversely affect our results of operations and could have a materially adverse effect on the value or market for our common stock.

Our results of operations and financial condition may be negatively affected if we are unable to meet a debt covenant and, correspondingly, unable to obtain a waiver regarding the debt covenant from the lender.  From time to time we may obtain financing from other lenders.  The loan documents reflecting the financing often require us to meet various debt covenants.  If we are unable to meet one or more of our debt covenants, then we will typically attempt to obtain a waiver from the lender.  If the lender does not agree to a waiver, then we will be in default under our borrowing obligation.  This default could affect our ability to fund various strategies that we may have implemented resulting in a negative impact in our results of operations and financial condition.

Our business may be adversely affected by internet fraud.  The Company is inherently exposed to many types of operational risk, including those caused by the use of computer, internet and telecommunications systems.  These risks may manifest themselves in the form of fraud by employees, by customers, other outside entities targeting us and/or our customers that use our internet banking, electronic banking or some other form of our telecommunications systems.  Given the growing level of use of electronic, internet-based, and networked systems to conduct business directly or indirectly with our clients, certain fraud losses may not be avoidable regardless of the preventative and detection systems in place.

We may experience interruptions or breaches in our information system security.  We rely heavily on communications and information systems to conduct our business.  Any failure or interruption of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems.  While we have policies and procedures designed to prevent or limit the effect of the failure or interruption of these information systems, there can be no assurance that any such failures or interruptions will not occur or, if they do occur, that they will be adequately addressed.  The occurrence of any failures or interruptions of these information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

A failure in or breach, including cyber attacks, of our operational or security systems, or those of our third party vendors and other service providers, could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.  As a financial institution, we are susceptible to fraudulent activity that may be committed against us or our clients and that may result in financial losses to us or our clients, privacy breaches against our clients, or damage to our reputation.  Such fraudulent activity may take many forms, including check fraud, electronic fraud, wire fraud, phishing, and other dishonest acts.  In recent periods, there has been a rise in electronic fraudulent activity within the financial services industry, especially in the commercial banking sector, due to cyber criminals targeting commercial bank accounts.  Consistent with industry trends, we have also experienced an increase in attempted electronic fraudulent activity in recent periods.

In addition, our operations rely on the secure processing, storage and transmission of confidential and other information on our computer systems and networks.  Although we take numerous protective measures to maintain the confidentiality, integrity and availability of our and our clients’ information across all geographic and product lines, and endeavor to modify these protective measures as circumstances warrant, the nature of the threats continues to evolve.  As a result, our computer systems, software and networks and those of our customers may be vulnerable to unauthorized access, loss or destruction of data (including confidential client information), account takeovers, unavailability of service, computer viruses or other malicious code, cyber attacks and other events that could have an adverse security impact and result in significant losses by us and/or our customers.  Despite the defensive measures we take to manage our internal technological and operational infrastructure, these threats may originate externally from third parties, such as foreign governments, organized crime and other hackers, and outsource or infrastructure-support providers and application developers, or the threats may originate from within our organization.  Given the increasingly high volume of our transactions, certain errors may be repeated or compounded before they can be discovered and rectified.

We also face the risk of operational disruption, failure, termination or capacity constraints of any of the third parties that facilitate our business activities, including exchanges, clearing agents, clearing houses or other financial intermediaries.  Such parties could also be the source of an attack on, or breach of, our operational systems, data or infrastructure. In addition, as interconnectivity with our clients grows, we increasingly face the risk of operational failure with respect to our clients’ systems.

Although to date we have not experienced any material losses relating to cyber attacks or other information security breaches, there can be no assurance that we will not suffer such losses in the future.  Our risk and exposure to these matters remains heightened because of, among other things, the evolving nature of these threats, the outsourcing of some of our business operations, and the continued uncertain global economic environment.  As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities.

We maintain an insurance policy which we believe provides sufficient coverage at a manageable expense for an institution of our size and scope with similar technological systems.  However, we cannot assure that this policy will afford coverage for all possible losses or would be sufficient to cover all financial losses, damages, penalties, including lost revenues, should we experience any one or more of our or a third party’s systems failing or experiencing attack.

Our ability to pay dividends is subject to certain limitations and restrictions, and there is no guarantee that we will be able to continue paying the same level of dividends in the future that we paid in 2014 or that we will be able to pay future dividends at all.  Our ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital.  The ability of Your Community Bank and Scott County Bank to pay dividends to us is limited by its obligations to maintain sufficient capital and liquidity and by other general restrictions on dividends that are applicable to these banks, including state regulatory requirements.  The FDIC and other bank regulators have proposed guidelines and seek greater liquidity, and have been discussing increasing capital requirements.  If these regulatory requirements are not met, our subsidiary banks will not be able to pay dividends to us, and we may be unable to pay dividends on our common stock.

In addition, as a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) in light of our earnings, capital adequacy and financial condition.  As a general matter, the Federal Reserve indicates that the board of directors of a bank holding company (including a financial holding company) should eliminate, defer or significantly reduce the dividends if:

•             the company’s net income available to stockholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•             the prospective rate of earnings retention is inconsistent with the company’s capital needs and overall current and prospective financial condition; or

•             the company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

On September 15, 2011, we issued shares of Senior Non-Cumulative Perpetual Preferred Stock, Series B (“SBLF Preferred Stock”) to the United States Department of Treasury as part of the Small Business Lending Fund.  We are prohibited from continuing to pay dividends on our common stock unless we have fully paid all required dividends on the senior preferred stock. Although we expect to be able to pay all required dividends on the senior preferred stock, there is no guarantee that we will be able to do so.

If we are unable to redeem our SBLF Preferred Stock after an initial four-and-one-half year period, the cost of this capital will increase substantially.  If we are unable to redeem our SBLF Preferred Stock prior to June 15, 2016, the cost of this capital to us will increase from approximately $439,000 for 2014 (fixed dividend rate of 1.6% per annum of the SBLF Preferred Stock liquidation value in 2014 and 2015) to $2.5 million annually (9.0% per annum of the SBLF Preferred Stock liquidation value).  This increase in the annual dividend rate would have a material negative effect on the earnings we can retain for growth and to pay dividends on its common stock.

USE OF PROCEEDS

The Offering Shares offered by this prospectus are being registered for the account of the selling shareholders named in this prospectus, in any supplement to this prospectus or in an amendment to the registration statement of which this prospectus forms a part. Therefore, the selling shareholders will receive the proceeds from any sale of the Offering Shares. We will not receive any proceeds from the sale of any of the Offering Shares offered by this prospectus.

THE SELLING SHAREHOLDERS

We are filing this registration statement pursuant to the subscription agreements dated April 21, 2014, that we entered into with the selling shareholders in connection with the private placement (the “selling shareholders”). We are registering the Offering Shares in order to permit the selling shareholders to offer the Offering Shares for resale from time to time pursuant to obligations we undertook under the subscription agreements. We have agreed to pay all expenses in connection with this offering, not including underwriting, broker or similar fees or commissions of the selling shareholders or any legal fees and expenses of counsel to the selling shareholders.

The selling shareholders named below may from time to time offer and sell the Offering Shares pursuant to this prospectus. When we refer to the “selling shareholders” in this prospect we mean not only the persons listed in the tables below, but also the pledgees, donees, assignees, transferees or other successors in interest to the Offering Shares, provided that any such party offering the Offering Shares using this prospectus is named as a selling shareholder in this prospectus via supplement or amendment in accordance with the Securities Act.

The columns in the tables below mean the following:

•                  the first column lists the names of the selling shareholders;

•                  the second column lists the total number of shares of our common stock owned by each selling shareholder as of March 12, 2015, which includes the Offering Shares and any other shares of our common stock held by the selling shareholders, if any (only the Offering Shares are being offered by this prospectus);

•                  the third column lists the Offering Shares being offered under this prospectus by each of the selling shareholders;

•                  the fourth column lists the shares of our common stock the selling shareholders will own following the offering pursuant to this prospectus, assuming the selling shareholders sell all of their Offering Shares; and

•                  the fifth column indicates the percentage of our common stock each selling shareholder will own after completion of the offering pursuant to this prospectus based on the number of shares of our common stock outstanding as of March 12, 2015.

The information in these tables is based upon information provided to us by or on behalf of the selling shareholders prior to the date hereof. This information may change from time to time. The selling shareholders may offer and sell the Offering Shares covered by this prospectus, or they may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus. Because the selling shareholders are not obligated to sell the Offering Shares, we cannot state with certainty the amount of our common stock that the selling shareholders will hold upon consummation of any such sales. In addition, since the date on which the selling shareholders provided this information to us, such selling shareholders may have sold, transferred or otherwise disposed of all or a portion of their Offering Shares.

The selling shareholders identified in the first table have not had any material relationship with the Company or its affiliates within the past three years.  The selling shareholders identified in the second table are currently serving as, or have served within the past three years as, a director or executive officer of the Company or a subsidiary and their specific relationships are identified in the footnotes to the table.

Table I.                 Selling Shareholders Who Have No Material Relationship to the Company

Name of Selling Shareholder	Shares of Common Stock Owned Prior to the Offering(1)	Offering Shares Offered by this Prospectus	Shares of Common Stock Owned after the Offering(2)	Percent of Common Stock Owned After the Offering(3)
Beltway Strategic Opportunities Fund LP(4)	49,400	49,400	0	—
EJF Financial Opportunities Master Fund, L.P. (5)	20,092	20,092	0	—
EJF Financial Services Fund, L.P. (6)	120,508	120,508	0	—
Endeavour Regional Bank Opportunities Fund, L.P.(7)	77,685	77,685	0	—
Endeavour Regional Bank Opportunities Fund II, L.P.(8)	12,315	12,315	0	—
Bridge Equities III, LLC(9)	134,348	134,348	0	—
Financial Opportunity Fund LLC(10)	55,965	55,652	313	*
Investure Global Equity (JAM), LLC(11)	90,985	80,024	10,961	*
JAM Consolidation Fund, LP(11)	42,465	39,952	2,513	*
JAM Special Opportunities Fund III, LP(11)	134,963	80,024	54,939	1.0%
Stieven Financial Investors, L.P. (12)	74,484	74,484	0	—
Stieven Financial Offshore Investors, Ltd.(12)	16,416	15,516	900	*
Bay Pond Investors USB LLC(13)	76,500	76,500	0	—
Bay Pond Partners, L.P.(13)	105,000	105,000	0	—
Ithan Creek Master Investors USB LLC(13)	29,800	29,800	0	—
Wolf Creek Investors USB LLC(13)	19,600	19,600	0	—
Wolf Creek Partners, L.P.(13)	39,670	19,100	20,570	*

*  Less than 1%

(1)         As of March 12, 2015

(2)        Assumes that each selling shareholder will sell all Offering Shares offered by it under this prospectus and the Offering Shares are not included in these totals. Any amounts contained in this column represent shares of our common stock that the selling shareholder owns that are not being offered pursuant to this prospectus.

(3)         This number represents the percentage of our common stock to be owned by the selling shareholder after completion of the offering (assuming all Offering Shares were sold) pursuant to this prospectus and is based on 5,378,030 shares of our common stock outstanding as of March 12, 2015.

(4)         EJF Beltway Strategic Opportunities GP LLC is the general partner of Beltway Strategic Opportunities Fund LP .  EJF Capital LLC is the sole member of EJF Beltway Strategic Opportunities GP LLC.  Emanuel J. Friedman, the Chief Executive Officer of EJF Capital LLC, is deemed to have voting power over the securities beneficially owned by Beltway Strategic Opportunities Fund, LP.

(5)         EJF Financial Opportunities GP, LLC is the general partner of EJF Financial Opportunities Master Fund, LP.  EJF Capital LLC is the sole member of EJF Financial Opportunities GP, LLC.  Emanuel J. Friedman, the Chief Executive Officer of EJF Capital LLC, is deemed to have voting power over the securities beneficially owned by EJF Financial Opportunities Master Fund, LP.

(6)         EJF Financial Services GP, LLC is the general partner of EJF Financial Services Fund, LP.  EJF Capital LLC is the sole member of EJF Financial Services GP, LLC.  Emanuel J. Friedman, the Chief Executive Officer of EJF Capital LLC, is deemed to have voting power over the securities beneficially owned by EJF Financial Services Fund, LP.

(7)         Endeavour Capital Management, L.L.C. and Endeavour Capital Advisors Inc., which are controlled by Laurence Austin and Mitchell Katz, act as general partner and investment adviser of Endeavour Regional Bank Opportunities Fund L.P., and accordingly exercise voting and investment power over the shares held by Endeavour Regional Bank Opportunities Fund L.P.

(8)         Endeavour Capital Management, L.L.C. and Endeavour Capital Advisors Inc., which are controlled by Laurence Austin and Mitchell Katz, act as general partner and investment adviser of Endeavour Regional Bank Opportunities Fund II L.P., and accordingly exercise voting and investment power over the shares held by Endeavour Regional Bank Opportunities Fund II L.P.

(9)         SunBridge Manager, LLC is the Managing Member of Bridge Equities, III, LLC and SunBridge Holdings, LLC (“SunBridge Holdings”) is the Managing Member of SunBridge Manager, LLC.  Realty Investment Company, Inc. is the Manager of SunBridge Holdings.  Charles A. Ledsinger, Jr. has voting and investment power over the shares beneficially owned by Bridge Equities III, LLC.

(10)        FJ Capital Management LLC is the managing member of Financial Opportunities Fund LLC and in such capacity exercises voting and investment control over the shares held by the selling shareholder.  Martin Friedman is the Portfolio Manager of Financial Opportunities Fund LLC and Chief Executive Officer and Managing Member of FJ Capital Management LLC, and in such capacities, Mr. Friedman exercises voting and investment control over the shares held by the selling shareholder.

(11)        Sy Jacobs serves as managing member of Jacobs Asset Management LLC, which serves as investment manager to each of Investure Global Equity (JAM), LLC; JAM Consolidation Fund, LP and JAM Special Opportunities Fund III, LP.  In such capacity Sy Jacobs exercises voting and investment control over the shares held by these three selling shareholders.

(12)        Stieven Capital GP, LLC is the general partner of Stieven Financial Investors, L.P., and in such capacity has voting and investment control over the shares held by this selling shareholder. Stieven Capital Advisors, L.P. is the investment manager of Stieven Financial Offshore Investors, Ltd., and in such capacity has voting and investment control over the shares held by this selling shareholder.  Joseph A. Stieven, Steven L. Covington, Daniel M. Ellefson and Mark J. Ross are (a) members of the general partner and (b) managing directors of the investment manager, and as a result, they may each be deemed to have voting and investment control over shares held by both of these selling shareholders.

(13)        Wellington Management Company LLP is the investment adviser to each of Bay Pond Investors USB LLC; Bay Pond Partners, L.P.; Ithan Creek Master Investors USB LLC; Wolf Creek Investors USB LLC and Wolf Creek Partners, L.P.. Wellington Management Company LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP. Wellington Management Company LLP and Wellington Management Group LLP may each be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares indicated in the table, all of which are held of record by the entities named in the table. The business address of the entity named in the table is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The business address of Wellington Management Company LLP and Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.

II.                 Selling Shareholders who are Directors or Affiliates of Directors of the Company or of Your Community Bank

Name of Selling Shareholder	Shares of Common Stock Owned Prior to the Offering(1)(2)	Offering Shares Offered by this Prospectus	Shares of Common Stock Owned after the Offering(3)	Percent of Common Stock Owned After the Offering(4)
Ballard, George M.(5)	20,701	2,200	18,501	*
Cecil, Kevin J. & Cynthia H(6)	21,814	750	21,064	*
Estopinal, Robert Wayne & Thresa A.(7)	16,593	1,000	15,593	*
Geisler, James E. (8)	10,000	3,000	7,000	*
Huber, Greg A. & Jan M. (9)	35,649	5,000	30,649	*
Huber, Greg A. (9)	9,375	3,310	6,065	*
Huber, Jan(9)	5,337	1,690	3,647	*
Koetter Financial Investments LLC(10)	102,049	15,000	87,049	1.6%
Libs, Gary L. (11)	181,971	15,000	166,971	3.1%
Linter, W. James(12)	17,000	15,000	2,000	*
Pfau, Norman E. (13)	21,272	5,000	16,272	*
Cake Holdings(13)	152,107	10,000	142,107	2.6%
Pullen, Robert L. Jr. (14)	92,078	13,000	79,078	1.5%
Stemler, Kerry M. & Debra R. (15)	77,628	14,085	63,543	1.2%
Stemler, Debra R. (15)	9,157	440	8,716	*
Stemler, Kerry M. (15)	15,233	475	14,756	*
Stemler, Steven R. (16)	21,507	6,000	15,507	*

*  Less than 1%

(1)         As of March 12, 2015

(2)         For purposes of this table, a person is considered to beneficially own shares of common stock if he directly or indirectly has or shares voting power, which includes the power to vote or to direct the voting of the shares, or investment power, which includes the power to dispose or direct the disposition of the shares, or if he has the right to acquire the shares under options which are exercisable currently or within 60 days of March 12, 2015. Each person named in the above table has sole voting power and sole investment power with respect to the indicated shares unless otherwise noted.  A person is considered to have shared voting and investment power over shares indicated as being owned by the spouse or the IRA of the spouse of that person.

(3)         Assumes that each selling shareholder will sell all Offering Shares offered by it under this prospectus and the Offering Shares are not included in these totals. Any amounts contained in this column represent shares of our common stock that the selling shareholder owns that are not being offered pursuant to this prospectus.

(4)         This number represents the percentage of our common stock to be owned by the selling shareholder after completion of the offering (assuming all Offering Shares were sold) pursuant to this prospectus and is based on 5,378,030 shares of our common stock outstanding as of March 12, 2015.

(5)         Includes (a) 3,790 shares held in Mr. Ballard’s IRA and (b) 3,000 vested options.  Mr. Ballard has served as a director of the Company since 2001.

(6)         Includes (a) 11,861shares held jointly by Kevin Cecil and his spouse, Cynthia, (b) 674 shares held in Mr. Cecil’s IRA, (c) 912 shares held by Mr. Cecil directly, and (d) 8,500 vested options granted to Kevin Cecil.  Mr. Cecil has served as Executive Vice President of the Company since 2008 and has served as Director, President and Chief Executive Officer of Your Community Bank since August 2001.

(7)         Includes 3,000 vested options granted to Mr. Estopinal.  The remaining shares are held jointly by Wayne Estopinal and his spouse, Thresa.  Mr. Estopinal has served as director of the Company since 2004.

(8)         Mr. Geisler has served as director of the Company since 2013.

(9)         Includes (a) 35,649 shares held jointly by Greg Huber and his spouse, Jan, (b) 9,375 shares held in Mr. Huber’s IRA, and (c) 5,337 shares held in Mrs. Huber’s IRA.  Mr. Huber has served as a director of Your Community Bank since 1997.

(10)        Includes (a) 53,215 shares held by Koetter Financial Investments LLC, a family held limited liability company, of which Gerald Koetter is a partial owner and managing member, (b) 10,674 shares held in Mr. Koetter’s IRA, (c) 2,000 vested options granted to Mr. Koetter, (d) 816 shares owned by Mr. Koetter’s spouse, (e) 922 shares owned by his children, and (f) 34,422 shares held in the C. Thomas Young Family Trust, of which Mr. Koetter serves as a co-trustee.  Mr. Koetter has served as a director of the Company since 2011.

(11)        Includes (a) 47,435 shares hold jointly by Gary Libs and his spouse, (b) 4,000 vested options granted to Mr. Libs, (c) 4,898 shares held by his spouse, d) 12,117 shares held in his spouse’s IRA and (e) 15,000 shares held in Mr. Libs’ IRA.  Mr. Libs has served as a director of the Company since 1994.

(12)        Includes 15,000 held in Mr. Linter’s IRA.  Mr. Linter has served as a director of Your Community Bank since 2004.

(13)        Includes (a) 21,272 shares held by Mr. Pfau and 152,107 shares held by Cake Holdings, Inc., which Mr. Pfau partially owns.  Mr. Pfau served as director of the Company from 2007 to 2014.  He retired as a director in May of 2014.

(14)        Includes (a) 13,000 shares held by Robert Pullen and his spouse, Valerie, (b) 39,551 shares held by Mr. Pullen and (c) 39,527 shares held by Mr. Pullen’s spouse.  Mr. Pullen has served as a director of Your Community Bank since 1996.

(15)        Includes (a) 77,295 shares held jointly by Kerry Stemler and his wife, Debra, (b) 4,000 vested options granted to Mr. Stemler, (c) 333 shares held by Mr. Stemler’s daughter, (d) 11,233 shares held in Mr. Stemler’s IRA and (e) 9,157 shares held in Mr. Stemler’s spouse’s IRA.  Mr. Stemler has served as a director of the Company since 1997.

(16)        Includes (a) 3,000 vested options and (b) 12,507 shares held jointly with his spouse.  Mr. Stemler has served as a director of the Company since 1997.

Based upon information provided by the selling shareholders, except for Bay Pond Investors USB LLC, Bay Pond Partners, L.P., Ithan Creek Master Investors USB LLC, Wolf Creek Investors USB LLC, and Wolf Creek Partners, L.P., no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.  We have been advised that these five selling shareholders may be deemed to be an affiliate of Wellington Management Adviser, Inc. (“WMAI”), a broker-dealer.  WMAI’s business is limited to introducing US prospects and clients to the investment management capabilities of the Wellington Management Group LLP organization, including to prospects who ultimately may purchase interests in private funds and pooled investment vehicles sponsored by affiliates of Wellington Management Group LLP. WMAI does not engage in retail brokerage, lending, securities underwriting, or proprietary trading.

PLAN OF DISTRIBUTION

We are registering the Offering Shares issued to the selling shareholders to permit the resale of these Offering Shares by the holders of the Offering Shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the Offering Shares. We will bear all fees and expenses incident to our obligation to register the Offering Shares, not including underwriting, broker or similar fees or commissions of the selling shareholders or any legal fees and expenses of counsel to the selling shareholders.

The selling shareholders, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling Offering Shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer.  The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their Offering Shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Additionally, the selling shareholders may sell all or a portion of the Offering Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Offering Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The selling shareholders may use any one or more of the following methods when selling Offering Shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

There can be no assurance that any selling shareholder will sell any or all of the Offering Shares registered pursuant to the registration statement of which this prospectus forms a part.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the Offering Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Offering Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the Offering Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the Offering Shares, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling shareholders may also sell the Offering Shares short and deliver these securities to close out their short positions, or loan or pledge the Offering Shares to broker-dealers that in turn may sell these securities.  The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-

dealer or other financial institution of Offering Shares, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders also may resell all or a portion of the Offering Shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the Offering Shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the Offering Shares may be underwriting discounts and commissions under the Securities Act.  Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the names of the selling shareholders, the number of Offering Shares to be sold, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To comply with the securities laws of some states, if applicable, the Offering Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the Offering Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Each selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Offering Shares by the selling shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Offering Shares to engage in market-making activities with respect to the Offering Shares. All of the foregoing may affect the marketability of the Offering Shares and the ability of any person or entity to engage in market-making activities with respect to the Offering Shares.

We will pay all expenses of the registration of the Offering Shares pursuant to the registration rights agreements, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, that each selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling shareholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We will not indemnify a selling shareholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements.

In addition, to the extent applicable, the Company will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Offering Shares against certain liabilities, including liabilities arising under the Securities Act.

The Company has agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the Offering Shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) the date on which all of the Offering Shares may be sold without restriction pursuant to Rule 144 under the Securities Act.

DESCRIPTION OF OUR CAPITAL STOCK

Your rights as shareholders of Community will be governed by Indiana law and the amended and restated articles incorporation and the amended and restated bylaws of Community. The following briefly summarizes the material terms of our common stock and preferred stock. We urge you to read the applicable provisions of the Indiana Business Corporation Law, our amended and restated articles of incorporation, our amended and restated bylaws and federal law governing bank holding companies carefully in their entirety. Copies of our governing documents have been filed with the SEC.  To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Authorized Capital

General.  We are authorized to issue 10,000,000 shares of common stock, $0.10 per share par value, and 5,000,000 shares of serial preferred stock, no par value. As of March 12, 2015, there were 5,378,030 shares of our common stock issued and outstanding. As of March 12, 2015 there were 28,000 shares of our preferred stock, Senior Non-Cumulative Perpetual Preferred Stock, Series B (“SBLF preferred stock”) issued and outstanding.  Our common stock represents nonwithdrawable capital, is not an account of an insurable type and is not insured by the FDIC or any other governmental authority.

Issuance of Additional Shares.  Our board of directors may authorize the issuance of additional shares of common stock up to the amounts authorized in our articles, without shareholder approval, subject only to the restrictions of the Indiana Business Corporation Law (“IBCL”), our articles and the NASDAQ Capital Market. Our board of directors may also authorize the issuance of preferred stock up to the amounts authorized in its articles, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of our common shareholders, subject to any restrictions imposed on the issuance of such shares by the IBCL, our articles, the NASDAQ Capital Market and the SBLF Preferred Stock.

Common Stock

Dividends. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law, such as the IBCL and Federal Reserve policy. Our common stock shareholders are entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds legally available therefor. However, the terms of the SBLF preferred stock imposes limits on our ability to pay dividends and repurchase shares of our common stock.  If we issue additional series of preferred stock, the preferred shareholders may also have a priority over the holders of our common stock with respect to dividends.

Dividends under the IBLC.  The IBCL allows a corporation to make distributions to its shareholders so long as (a) the corporation would be able to pay its debts as they become due in the usual course of business or (b) the corporation’s total assets would be equal to or greater than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

Dividend under Federal Reserve Policy.  Under Federal Reserve policy, a bank holding company such as us generally should not declare a cash dividend unless the available net income of the bank holding company is sufficient to fully fund the dividend. Further, the prospective rate of earnings retention should appear to be consistent with our capital needs, asset quality and overall financial condition. Finally, the Company may not pay dividends that would render it insolvent.

Dividends and SBLF Preferred Stock.  Under the terms of the SBLF preferred stock, in order for us to pay dividends on our common stock, we must be current on our dividend payments to the holders of the SBLF preferred stock and meet certain Tier 1 capital requirements.  Specifically, after payment of a dividend to our common stock shareholders, the dollar amount of our Tier 1 capital must be at least 90% of our Tier 1 capital as of September 15, 2011, excluding any subsequent net charge-offs and any redemption of the SBLF preferred stock (the “Tier 1 Dividend Threshold”).  Our Tier 1 Dividend Threshold exceeded 90% as of December 31, 2014; thus we are current in our SBLF preferred stock dividends.

Voting Rights - General. As long as we remain current in our dividend payments to the holders of the SBLF preferred stock, then our common stock shareholders possess exclusive voting rights. The holders of common stock elect our board of directors and act on such other matters as are required to be presented to them under Indiana law or our articles of incorporation or as are otherwise presented to them by the board of directors. Each holder of our common stock is generally entitled to one vote per share and does not have any right to cumulate votes in the election of directors. Our board of directors is divided into three classes, each with a term of three years. See “Board of Directors - Number and Classification of Board of Directors” and “Board of Directors - Voting for Directors” below for a discussion of the effect of the classification of the board. If we issue additional preferred stock, holders of the preferred stock may have the right to vote with the holders of common stock as a single class or have voting rights as a separate class.  See “Preferred Stock — Voting Rights” below for a discussion of the voting rights of holders of SBLF preferred stock.

Liquidation. In the event of our liquidation, dissolution or winding up, the holders of the then-outstanding common stock would be entitled to receive all of our assets available for distribution after payment or provision for payment of all of our debts and liabilities and after the SBLF preferred stock has been liquidated.  If we issue additional preferred stock, the holders thereof may have a priority over our common stock shareholders in the event of liquidation or dissolution.  See below for a discussion of the liquidation rights of holders of SBLF preferred stock.

Preemptive Rights. Our common stock shareholders do not have preemptive rights to purchase any shares which may be issued in the future.

Redemption. Our common stock is not subject to redemption.

Voting Rights

Mergers and Share Exchanges.  In general, in order for a merger or share exchange to be approved, the affirmative vote of a majority of our shares of common stock is required.  However, if the transaction involves a “related person” other approval requirements are necessary.  See below.

Actions That Require A Supermajority Vote; Business Combinations.  Our articles of incorporation require that certain business combinations be approved by the holders of 80% or more of the shares of common stock, and by a majority of the holders of common stock which are not owned or controlled by a related person or person who controls us, is controlled by us or is under our common control. A “business combination” may include:

•                  a merger or consolidation with a related person;

•                  the sale, lease, exchange, transfer or other disposition of all or a substantial part of our assets to a related person;

•                  the issuance of securities to a related person;

•                  a reclassification of securities;

•                  recapitalization that would increase the voting power of a related person; or

•                  our purchase, exchange, lease or other acquisition of all or a substantial part of the assets of a related person.

A “related person” is one who: (1) owns 10% or more of our common stock, (2) controls us, is controlled by us, or is under our common control and, at any time within the two-year period immediately prior to the announcement of a business combination, controlled 10% or more of our common stock, or (3) is an assignee of or has otherwise succeeded to any shares of common stock which were at any time immediately prior to the announcement of a business combination controlled by a related person.

However, a vote of 80% is not required for the approval of a business combination if such transaction is approved by, at a time prior to the acquisition of 10% or more of the common stock by a related person, two-thirds of our entire board of directors or by, after the acquisition of said 10%, two-thirds of the whole board of directors and a majority of our “continuing directors”. “Continuing directors” means:

•                  all our current directors;

•                  an individual who is unaffiliated with a related person and who was a member of the board of directors prior to the time that a related person acquired 10% or more of the common stock; or

•                  an individual who is unaffiliated with a related person and who was designated before his or her election as a continuing director by a majority of then continuing directors.

The requirement of a supermajority vote of shareholders to approve certain business combinations may discourage a change in control of the Company by allowing a minority of our shareholders to prevent a transaction favored by the majority of the shareholders. The primary purpose of the supermajority vote requirement is to encourage negotiations with the Company by groups or corporations interested in acquiring control of the Company and to reduce the danger of a forced merger or sale of assets.

Amendment to the Articles of Incorporation.  In general, our articles of incorporation may be amended only pursuant to a resolution adopted by the affirmative vote of a majority of the directors then in office which is thereafter approved by the holders of a majority of our shares entitled to vote generally in an election of directors.

The following provisions of our Articles may only be altered, amended or repealed by the affirmative vote of the holders of at least two-thirds (2/3) or more of the outstanding shares of our common stock:

•                  Article VI- No Preemptive Rights,

•                  Article VII- Board of Directors,

•                  Article VIII- Certain Business Combinations and Acquisitions of Stock, and

•                  Article IX- Amendment of Article of Incorporation; Adoption of Bylaws.

Additionally, the provisions of the articles of incorporation dealing with business combinations and acquisitions of stock may only be amended, adopted, altered, changed or repealed upon the affirmative vote of (a) the holders of 80% or more of the holders of shares of common stock, and (b) by a majority of the holders of common stock which are not owned or controlled by a related person or person who controls us, is controlled by us or is under our common control; provided that such vote shall not apply to any amendment, change or repeal of a provision recommended to shareholders by the favorable vote of at least two-thirds or more of the board of directors (and a majority of any “continuing directors”).

Amendment to the Bylaws.  Our board of directors has the exclusive power to adopt, alter or appeal any provision of its bylaws and to make new bylaws upon the affirmative vote of a majority of the directors then in office.

Board of Directors

Number and Classification of Board of Directors. Authority to direct the management of our business and affairs is vested in our board of directors. Our articles of incorporation provide for a board of directors consisting of not fewer than 5 nor more than 15 members, the exact number of directors to be determined from time to time by a majority of the entire board of directors.  Our board currently consists of nine (9) members.

Our board of directors is divided into three classes. Each class of directors serves a three-year term, with one class of directors elected at each annual meeting of shareholders.

The purpose of dividing the board of directors into classes is to facilitate continuity and stability of leadership by ensuring that experienced personnel familiar with the Company will be represented on the board of directors at all times, and to permit management to plan for the future. However, the effect of having a classified board of directors is that only approximately one-third of the members of the board of directors in question are elected each year. As a result, two annual meetings are required to change a majority of the members of the Company board of directors. By potentially delaying the time within which an acquirer could obtain working control of our board of directors, such provisions may discourage some potential mergers, tender offers and takeover attempts.

Voting For Directors.  We have plurality voting for our directors, and shareholders are not permitted to cumulate their votes.  Under plurality voting, each shareholder is entitled to cast one vote for or against each director nominee or abstain from voting with respect to one or more director nominees.  If there are more director nominees than director positions to be filled, then the director nominees with the most votes (which may or may not be a majority of all of the votes that may be cast) are elected as directors until the director positions are filled.

Board of Directors Vacancies. Our articles of incorporation provide that vacancies on our board shall be filled by majority vote of the whole board of directors then in office, whether or not a quorum exists.  Any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires and when the director’s successor is elected and qualified.

Preferred Stock

Our board of directors is authorized to issue preferred stock in series and fix and state voting powers, designations, preferences or other special rights of the shares of each such series of preferred stock and the qualifications, limitations and restrictions thereof. Our preferred stock may rank prior to common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into our common stock. The holders of any class or series of preferred stock also may have the right to vote separately as a class or series under the terms of such class or series or as may be otherwise provided by Indiana law.

Senior Non-Cumulative Perpetual Preferred Stock, Series B (“SBLF preferred stock”).

Dividends. The SBLF preferred stock qualifies as Tier 1 capital and will accrue non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1.  Until December 31, 2013, the dividend rate we paid on any outstanding shares of the SBLF preferred stock fluctuated on a quarterly basis between one percent (1%) and five percent (5%) per annum, based upon changes in our level of qualified small business lending against our baseline. From January 1, 2014 through December 31, 2015 the dividend rate is fixed at 1.57% per annum.  Beginning January 1, 2016, the dividend rate on any outstanding shares of the SBLF preferred stock will be fixed at nine percent (9%) per annum.

Voting Rights. The SBLF preferred stock is non-voting, except in limited circumstances. For instance, holders of SBLF preferred stock would have the right to vote in connection with the authorization of stock senior to the SBLF preferred stock, amendments to our articles of incorporation adversely affecting the SBLF preferred stock or certain fundamental transactions affecting the SBLF preferred stock. In addition, if we miss five dividend payments, whether or not consecutive, the holder of the SBLF preferred stock will have the right, but not the obligation, to appoint a representative as an observer on our board of directors. If we miss six dividend payments, whether or not consecutive, and if the then outstanding aggregate liquidation amount of SBLF preferred stock is at least $25,000,000, then the holder of the SBLF preferred stock will have the right to designate two directors to our board of directors. The right of the holder of SBLF preferred stock to appoint a non-voting observer or elect directors, as the case may be, will terminate when full dividends have been timely paid on the SBLF preferred stock for at least four consecutive dividend periods.

Liquidation. In the event of our liquidation, dissolution or winding up, the holders of the then-outstanding SBLF preferred stock have priority over the holders of common stock to our assets.  Each outstanding share of SBLF preferred stock would be entitled to receive an amount equal to the sum of (i) $1,000 per share and (ii) the amount of any accrued and unpaid dividends on such share before any assets are distributed to the holders of outstanding shares of common stock.

Preemptive Rights. Holders of SBLF preferred stock are not entitled to preemptive rights with respect to any shares, warrants, rights or options which may be issued or granted in the future.

Redemption. We may redeem the shares of SBLF preferred stock, in whole or in part, at any time at a redemption price equal to the sum of the liquidation amount per share ($1,000 per share) and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by our primary federal banking regulator.

LEGAL MATTERS

The validity of the Offering Shares offered by this prospectus has been passed upon by Stoll Keenon Ogden PLLC, counsel to the Company.

INDEPENDENT REGISTERED ACCOUNTING FIRM AND EXPERTS

The consolidated financial statements of Community Bank Shares of Indiana, Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and the effectiveness of Community Bank Shares of Indiana, Inc.’s internal control over financial reporting as of December 31, 2014 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated in this prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the Offering Shares that may be sold under this prospectus.  This prospectus is a part of that registration statement and does not contain all of the information in the registration statement.  The rules and regulations of the SEC allow Community to omit certain information included in the registration statement from this prospectus.  For further information about us and the Offering Shares, you should refer to the registration statement, as amended from time to time, and the exhibits that are a part of the registration statement.

We file annual, quarterly and special reports, proxy statement and other information with the SEC.  You may read and copy any information we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information that we file with the SEC are also available at our Internet website. The address of the site is www.yourcommunitybank.com. We have included the web addresses of the SEC and us as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information in this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that we previously filed with the SEC. They contain important information about us and our financial condition.

Our SEC Filings

(SEC File No. 1-000-25766; CIK No. 0000933490)

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed March 16, 2015

•                  Current Reports on Form 8-K filed January 2, 2015, January 6, 2015, January 26, 2015, February 2, 2015, February 11, 2015 and March 13, 2015

•                  Description of Community common stock described in a Current Report on Form 8-K filed September 22, 2014.

In addition, we incorporate by reference any future filings we makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until all the Offering Shares covered by this prospectus have been sold or this offering has otherwise been terminated.  Notwithstanding the foregoing, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus or the accompanying registration statement.

In the event of conflicting information in this prospectus in comparison to any document incorporated by reference into this prospectus, or among documents incorporated by reference, the information in the latest filed document controls. You should not assume that the information incorporated by reference into this prospectus is accurate as of any date other than the date of such incorporated document.

Upon your written or oral request, we will provide you a copy of any of the filings that are incorporated by reference into this prospectus.  This information will be provided to you without charge.  Your request should be directed to:  Matthew Muller, Corporate Secretary, Community Bank Shares of Indiana, Inc., 101 West Spring Street, New Albany, Indiana 47150, telephone number (812) 981-7744, mmuller@yourcommunitybank.com.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

14.       Other Expenses of Issuance and Distribution.

The following table sets forth the expenses of the registrant in connection with the offering of the securities being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$3,582
Legal fees and expenses	18,000
Accounting fees and expenses	4,000
Printing expenses	2,000
Miscellaneous	500
Total	$28,082

Item 15.               Indemnification of Directors and Officers.

Indemnification of corporate directors and officers is governed by Indiana Code 23-1-37 (the “Code”). Under the Code, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (included attorneys’ fees) actually incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation (or, if not in his official capacity with the corporation, was not opposed to the corporation’s best interests) and, in criminal actions or proceedings only, in addition, either had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful.  Community’s bylaws make this indemnification permitted by the Code a mandatory obligation of Community.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling registrant pursuant to the foregoing provisions, Community has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Article XI entitled INDEMNIFICATION, of the Company’s bylaws provides as follows:

11.1 Definitions.  As used in this Article XI:

(a) “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;

(b) “Party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a Proceeding;

(c) “Expenses” include counsel fees;

(d) “Officer” means any person serving as Chairman of the Board of Directors, President, Vice-President, Treasurer, Secretary or any other officer of the Company; and

(e) “Director” means an individual who is or was a director of the Company or an individual who, while a director of the Company, is or was serving at the request of the Company as a director, officer, partner, member, manager, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise. A Director shall be considered serving an employee benefit plan at the request of the Company if his duties to the Company also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

11.2 Indemnification by Company.

(a) The Company shall indemnify any Officer or Director who is made a Party to any Proceeding because the Officer or Director is or was an Officer or Director against liability incurred in the Proceeding if:

(1) Such Officer or Director conducted himself in good faith; and

(2) Such Officer or Director reasonably believed:

(i) In the case of conduct in his official capacity with the Company, that his conduct was in the best interests of the Company; and

(ii) In all other cases, that his conduct was at least not opposed to the best interests of the Company; and

(3) In the case of any criminal Proceeding, such Officer or Director either:

(A) had reasonable cause to believe his conduct was lawful; or

(B) had no reasonable cause to believe his conduct was unlawful.

(b) A Director’s conduct with respect to an employee benefit plan for a purpose he reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 11.2(a)(2)(ii) of these Bylaws.

(c) Indemnification shall be made against judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan), settlements and reasonable Expenses, including legal Expenses, actually incurred by such Officer or Director in connection with the Proceeding. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this Section 11.2(c).

(d) (1) Reasonable Expenses incurred by an Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this Section 11.2 shall be paid or reimbursed by the Company in advance of the final disposition of such Proceeding provided:

(i) The Company receives (I) a written affirmation by the Officer or Director of his good faith belief that he has met the requisite standard of conduct set forth in this Section 11.2, and (II) the Company receives a written undertaking executed personally or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he has not met such standard of conduct; and

(ii) The Company’s Board of Directors (or other appropriate decision-maker for the Company) determines that the facts then known to the Board of Directors (or decision maker) would not preclude indemnification under Chapter 37 of the Act, or any successor statutes.

(2) The undertaking required by Section 11.2(d)(1)(i)(II) shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

(3) Determinations and authorizations of payments under this Section 11.2(d) shall be made in the manner specified in Section 11.2(e) of these Bylaws.

(e) (1) The Company shall not indemnify an Officer or Director under this Section 11.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he has met the standard of conduct set forth in this Section 11.2.

(2) Such determination shall be made:

(i) By the Company’s Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

(ii) If a quorum cannot be obtained under Section 11.2(e)(2)(i) of these Bylaws, by majority vote of a committee duly designated by the Company’s Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

(iii) By special legal counsel:

(I) Selected by the Company’s Board of Directors or its committee in the manner prescribed in Sections 11.2(e)(2)(i) and (ii) of these Bylaws; or

(II) If a quorum of the Board of Directors cannot be obtained under Section 11.2(e)(2)(i) of these Bylaws and a committee cannot be designated under Section 11.2(e)(2)(ii) of these Bylaws, selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate); or

(iv) By the shareholders, provided that shares owned by or voted under the control of Directors who are at the time Parties to the Proceeding shall not be voted on the determination.

(3) Authorization of indemnification and evaluation as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Section 11.2(e)(2)(iii) of these Bylaws to select counsel.

11.3 Further Indemnification.  Notwithstanding any limitation imposed by Section 11.2 of the Bylaws or elsewhere and in addition to the indemnification set forth in Section 11.2 of the Bylaws, the Company, to the full extent permitted by law, may agree by contract, resolution of the Board of Directors or shareholders or otherwise to indemnify any Officer or Director and hold him harmless against any judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan), settlements and reasonable Expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he is or was an Officer or Director of the Company or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Company or by or on behalf of the Officer or Director in his capacity as an Officer or Director. This Article XI does not limit the Company’s power to pay or reimburse Expenses incurred by an Officer or Director in connection with such Officer’s or Director’s appearance as a witness in a Proceeding at a time when the Officer or Director has not been made a named defendant or respondent to the Proceeding.

11.4 Insurance. The Company may, in the discretion of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, whether or not the Company would have power to indemnify the individual against the same liability under this Article XI, to the extent such insurance is reasonably available. Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

In addition, the Registrant maintains directors’ and officers’ liability insurance covering certain liabilities which may be incurred by Directors and Officers of the Registrant in connection with the performance of their duties.

Item 21.               Exhibits and Financial Statement Schedules.

(a)  Exhibits

Exhibit Index

Filed
Exhibit		with this	Incorporated By Reference
Number	Document	S-3	Form	File No.	Date Filed
3.1	Articles of Amendment to Amended and Restated Articles of Incorporation		8-K	000-25766	09/05/2011
3.2	Articles of Amendment of the Amended and Restated Articles of Incorporation		8-K	000-25766	06/01/2009
3.3	Amended and Restated Articles of Incorporation		S-8	333-128278	09/13/2005
3.4	Bylaws		8-K	000-25766	07/27/2007
4.0	Securities Purchase Agreement: SBLF Preferred Shares		8-K	000-25766	09/16/2011
5.1	Opinion of Stoll Keenon Ogden PLLC regarding the validity of the securities being registered	X
10.1	Subscription Agreement between JAM Special Opportunities Fund, Investure Global Equity (JAM), LLC and JAM Consolidation Fund, LP and Community Bank Shares of Indiana, Inc.		S-4	333-197996	10/10/2014
10.2	Form of Subscription Agreement between Community Bank Shares of Indiana, Inc. and each of the purchasers party thereto, including the registration rights agreements		8-K	000-25766	4/22/2014
23.1	Consent of Crowe Horwath LLP to the Registration Statement	X
23.3	Consent of Stoll Keenon Ogden PLLC for legality opinion (included in Exhibit 5.1)	X
24.1	Power of Attorney (included with the signature page in Part II of this Registration Statement)

X Filed herewith.

Item 22. Undertakings.

(a) Undertaking required by Regulation S-K, Item 512(a):

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)               To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(a)                        Provided, however, That:

(A)                                             Not applicable.

(B)                                             Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)                                             Not applicable.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)                                 Not applicable.

(5)                                 That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)               If the registrant is relying on Rule 430B:

(A)                                            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                                            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)                                  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(iii)                               Not applicable.

(6)                                 That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)                                 Not applicable.

(b)                                 Undertaking required by Regulation S-K, Item 512(b):

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, when applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Undertakings required by Regulation S-K, Item 512(c)-(g): Not applicable.

(d)                                 Undertaking required by Regulation S-K, Item 512(h):

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Albany, Indiana, on March 23, 2015.

Community Bank Shares of Indiana, Inc.

By:	/s/ JAMES D. RICKARD
James D. Rickard
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James D. Rickard and Paul A. Chrisco, each with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Name	Title	Date

/s/ JAMES D. RICKARD	President, Chief Executive Officer and Director (principal executive officer of the Registrant)	March 23, 2015
James D. Rickard

/s/ PAUL A. CHRISCO	Executive Vice President and CFO	March 23, 2015
Paul A. Chrisco	(principal financial and accounting officer)

/S/ GARY L. LIBS	Chairman of the Board of Directors and Director	March 23, 2015
Gary L. Libs

/S/ STEVEN R. STEMLER	Vice Chairman of the Board of Directors and Director	March 23, 2015
Steven R. Stemler

/S/ GEORGE M. BALLARD	Director	March 23, 2015
George M. Ballard

	Director	March 23, 2015
R. Wayne Estopinal

	Director	March 23, 2015
James E. Geisler

/S/ PHILLIP J. KELLER	Director	March 23, 2015
Phillip J. Keller

/S/ GERALD T. KOETTER	Director	March 23, 2015
Gerald T. Koetter

/S/ KERRY M. STEMLER	Director	March 23, 2015
Kerry M. Stemler